Exhibit 99.6

News Release

For more information contact:

Media, please contact:
Chris Romoser, Iomega Corporation, (858) 314-7148 romoser@iomega.com

Analyst/Investors, please contact:
Tom Kampfer, Iomega Corporation, (858) 314-7188

Iomega Corporation Appoints New Director

SAN DIEGO, November 8, 2004 – Iomega Corporation (NYSE: IOM) today announced that its Board of Directors has appointed Jonathan S. Huberman to serve as a member of the Company’s Board.

Mr. Huberman is currently general partner and co-portfolio manager of Caliber Capital Partners (“Caliber”), a hedge fund focused on making investments in small and mid-cap companies. Prior to joining Caliber in October 2004, Mr. Huberman served as general partner of Idanta Partners Ltd. (“Idanta”), a private venture capital partnership making strategic investments in public and private enterprises primarily in the high technology sector. Prior to joining Idanta in 1995, Mr. Huberman was a case leader with the Boston Consulting Group (“BCG”), a strategy management consulting firm. At BCG, he focused on the high technology and consumer products industries and advised clients on issues such as corporate and business unit strategy, marketing strategy, new product development and reengineering. From 1988 to 1990, he was a marketing manager at Cray Research, Inc.

Mr. Huberman previously served on Iomega’s Board of Directors from 1999 to May 2004. As Idanta was divesting its position in Iomega common stock in 2003 and early 2004, Idanta's policies obliged Mr. Huberman leave the Board. Thereafter, he joined Caliber and the Iomega Board of Directors sought his return to the Board.

“Mr. Huberman’s expertise in the areas of technology innovation, market trends and strategic planning will be of significant benefit to the Company, and we are very pleased to have him re-join the Board of Directors,” said Stephen David, Chairman of the Board.

About Iomega

Iomega Corporation provides easy-to-use, high value storage solutions to help people protect, secure, capture and share their valuable digital information. Iomega's award-winning storage products include the new Iomega® REV™ 35GB drive; popular Zip® 100MB, 250MB and 750MB drives; new high-performance Iomega external hard drives; Iomega Mini USB drives and Micro Mini™ USB drives; Iomega external CD-RW drives; Iomega Super DVD drives and the QuikTouch™ Video Burner; and Iomega floppy USB-powered drives. Iomega simplifies data protection and sharing at home and in the workplace with Iomega Automatic Backup software, Iomega Sync software, HotBurn® CD-recording software, and Active Disk™ technology. For networks, Iomega NAS servers offer capacities of 160GB to 1TB. For unlimited capacity and anytime, anywhere access, Iomega offers iStorage™ secure online storage. Iomega also offers businesses and consumers a comprehensive data recovery services solution for recovering lost data due to hardware failure, file corruption or media damage. The Company can be reached at 1-888-4-IOMEGA (888-446-6342), or on the Web at www.iomega.com.

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Copyright© 2004 Iomega Corporation. All rights reserved. Iomega, Zip, REV, Active Disk, iStorage, Micro Mini, QuikTouch and HotBurn are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries. Certain other product names, brand names and company names may be trademarks or designations of their respective owners.